EXHIBIT 10.20

FACILITIES FUNDING AND ACQUISITION AGREEMENT

This FACILITIES FUNDING AND ACQUISITION AGREEMENT (“Agreement”) is made and entered into this 18th day of September, 2018, with an effective date of November 13, 2017, by and between SKY RANCH COMMUNITY AUTHORITY BOARD, a political subdivision and public corporation of the State of Colorado formed pursuant to Section 29-1-203.5, C.R.S. (the “CAB”) and PURE CYCLE CORPORATION, a Colorado corporation (the “Developer”) (collectively, the “Parties”).

RECITALS

Developer is the owner of property within a project located in Arapahoe County, Colorado, commonly known as Sky Ranch (the “Property”).

The Property is within the boundaries and/or service area of the Sky Ranch Metropolitan District Nos. 1, 3, 4 and 5, each a quasi-municipal corporation and political subdivision of the State of Colorado (each, a “District” and collectively, the “Districts”).

The Service Plans for each of the Districts were approved by the Arapahoe County Board of County Commissioners on September 14, 2004 (the “Service Plans”).

The Service Plans disclose and establish the necessity for, and require, an intergovernmental agreement between the Districts concerning the financing, construction, operation and maintenance of Public Improvements (as defined in the CABEA) contemplated in the Service Plans and concerning the provision of essential services in the community to be served by the Districts.

The Service Plans contemplate that the Districts, with the approval of their electors, would enter into one or more intergovernmental agreements.

Sky Ranch Metropolitan District No. 1 (“District No. 1”) and Sky Ranch Metropolitan District No. 5 (“District No. 5”) are parties that certain Amended & Restated Community Authority Board Establishment Agreement dated September 18, 2018, effective November 13, 2017 (the “CABEA”), as the same may be amended from time to time, which formed the Sky Ranch Community Authority Board (the “CAB”).

Under the CABEA, District No. 1 and District No. 5 will transfer certain revenues to the CAB to fund the operation and maintenance costs and capital costs of the public improvements benefitting the Property (the “Improvements”), and the CAB will own, operate, maintain, finance and construct the Improvements.

In order for the Property to be developed, the Improvements need to be constructed and/or acquired.

The CAB does not currently have sufficient monies available to fund the cost of construction of the Improvements or to acquire the Improvements.

Funds related to the design, testing, engineering, and construction of the Improvements, together with the related consultant and management fees associated with the construction of the Improvements, have been and/or will be expended by the Parties (“Construction Related Expenses”).

It is anticipated that the Districts or CAB will issue bonds, the proceeds of which may be utilized in part to reimburse the Developer for Organization Expenses, Construction Related Expenses, and/or acquisition of Improvements.

In order to encourage development within the boundaries and/or service area of the Districts, the CAB and the Developer have determined that until bonds are issued it is in the best interests of the CAB for the Developer to advance funds to the CAB for the Construction Related Expenses and/or for the CAB’s acquisition of the Improvements upon completion, and the Developer is willing to so proceed.

The Developer has incurred expenses for the formation of the CAB (the “Organization Expenses”).

District No. 5 and the Developer previously entered into that certain Facilities Funding and Acquisition Agreement dated November 10, 2014, effective January 1, 2014 (the “District No. 5 FFAA”).

The District No. 5 FFAA was terminated by that certain Termination of Capital and Operation Funding Agreements dated September 18, 2018 (“District No. 5 Termination”).

The CAB, Pure Cycle and District No. 5 are parties to that certain Tri-Party Agreement, dated September 18, 2018, effective November 13, 2017, under which the CAB shall pay the amounts owed by District No. 5 to Pure Cycle under the District No. 5 FFAA (the “District No. 5 FFAA Receivables”).

As of November 13, 2017 (the “CAB Formation Date”), the District No. 5 FFAA Receivables totaled $857,916.32, consisting of principal in the amount of $788,982.16, and interest in the amount of $68,934.16.

The CAB and Pure Cycle previously entered into that certain Project Funding and Reimbursement Agreement dated November 13, 2017, effective January 1, 2018 (the “CAB PFRA”), and that certain Facilities Acquisition Agreement dated June 8, 2018, effective November 13, 2017 (the “CAB FAA”, and together with the CAB PFRA, the “Previous CAB Capital Funding Agreements”).

The Previous CAB Capital Funding Agreements were terminated by that certain Termination of Capital Funding Agreements dated September 18, 2018 (“CAB Termination”).

As of the CAB Termination, the amount due under the Previous CAB Capital Funding Agreements totaled $2,442,925.21, consisting of principal in the amount of $2,396,725.35, and interest in the amount of $46,199.86.

In connection with the CAB Termination, the Parties desire to prioritize their payment of outstanding funds owed by the CAB to the Developer for the District No. 5 FFAA Receivables, the funds advanced under the Previous CAB Capital Funding Agreements, and the funds to be advanced under this Agreement.

The CAB desires to reimburse the Developer for the Organization Expenses, for the District No. 5 FFAA Receivables, for amounts advanced to the CAB under the Previous CAB Capital Funding Agreements, for Construction Related Expenses and to acquire such Improvements completed by the Developer.

The CAB and the Developer desire to set forth the rights, obligations, and procedures for the acquisition of the Improvements and for the CAB to reimburse the Developer as provided herein.

NOW, THEREFORE, in consideration of the foregoing and the respective agreements of the Parties contained herein, the Parties agree as follows:

COVENANTS AND AGREEMENTS

ARTICLE I
FUNDING OF ORGANIZATION EXPENSES AND ACKNOWLEDGMENT OF PREVIOUS EXPENSES
1.1Acknowledgement of and Reimbursement for Organization Expenses.  The CAB acknowledges that Developer has expended funds for the Organization Expenses.  Developer shall provide written documentation relative to the Organization Expenses to the CAB’s accountant, such documentation to be satisfactory to the CAB.  Upon the CAB’s accountant’s verification of the documentation in determining the amount of the Organization Expenses, such amount shall be reimbursable to the Developer.  Subject to the receipt of funding pursuant to Article IV herein, the Developer shall be reimbursed for those Organization Expenses that have been verified and approved by the CAB’s accountant, as well as amounts advanced to the CAB by the Developer to pay for the costs incurred by the CAB for such review, verification and approval, together with interest thereon which shall accrue from the Organization Date at the rate of six percent (6%) per annum.
1.2Acknowledgement of District No. 5 FFAA Receivables.  In consideration of the Developer entering into this Agreement, and in consideration of the Tri-Party Agreement and District No. 5 Termination, the Developer shall be entitled to any present or future District No. 5 FFAA Receivables due and owing to the Developer under the District No. 5 FFAA as of the CAB Formation Date, which totaled $857,916.32.
1.3Acknowledgment of Advances under the Previous CAB Capital Funding Agreements.  In consideration of the Developer entering into this Agreement, and in consideration of the CAB Termination, the Developer shall be entitled to any present or future amounts due and owing to the Developer under the Previous CAB Capital Funding Agreements as of the CAB Termination, which totaled $2,442,925.21.

ARTICLE II
ARTICLE IIIFUNDING OF IMPROVEMENTS TO BE CONSTRUCTED BY THE CAB
3.1Improvements Constructed by the CAB.  The Parties acknowledge that the CAB will design, construct, and complete certain Improvements and incur Construction Related Expenses in accordance with the provisions of this Article II.
3.2Acknowledgement of Anticipated Shortfall.  Developer acknowledges that in connection with the construction of the Improvements, the CAB will incur Construction Related Expenses in reliance upon the Developer’s commitments herein to provide funding.  The total estimated cost to complete construction of the Improvements, including contingencies, is Thirty Million Dollars ($30,000,000) (the “Shortfall Amount”).
3.3Payment of Shortfall.  The Developer shall advance funds necessary to fund the Construction Related Expenses incurred by the CAB on a periodic basis as needed for the fiscal years 2018 through 2023 of the CAB, up to the Shortfall Amount.  The CAB shall, from time to time, provide written notice to the Developer that an advance of all or part of the Shortfall Amount is required.  The Developer shall make an advance of funds to the CAB within fifteen (15) days of receipt from the CAB of any such written notice that an advance of funds is required (“Developer Advance”).
3.4Request for Additional Developer Advance.  If the CAB requires additional advances above the Shortfall Amount from the Developer for the Construction Related Expenses, the CAB shall request such additional funds in writing.  Such request shall be accompanied by written explanation regarding the reasons additional funds are required.  The Developer shall provide such additional funds within fifteen (15) days of receipt of notice requesting such funds.  The amount of the additional funds shall be added to and included within the Shortfall Amount.
3.5Accounting.  The CAB shall keep an accounting of each Developer Advance, including the accrued and unpaid interest thereon, and shall provide unaudited financial statements reflecting this accounting to the Developer on an annual basis.

ARTICLE III
CONSTRUCTION OF IMPROVEMENTS TO BE ACQUIRED BY THE CAB

Improvements Acquired by the CAB.  The Parties agree that prior to the Developer requesting that the CAB acquire any Improvements pursuant to this Agreement, the CAB shall obtain a certification of an independent engineer that the Construction Related Expenses are reasonable and comparable for similar projects as constructed in the Local Community, and verification from the CAB’s accountant that the Construction Related Expenses are reimbursable (“Verified Costs”) based on the copies of the invoices, bills, and requests for payment provided to the CAB pursuant to Section 3.5 herein.  The Developer shall provide the CAB and/or the independent engineer with written evidence of the date that payment was made by the Developer for all Verified Costs.  The Developer shall advance to the CAB funds necessary to pay the costs incurred by the CAB for such review and cost verification, including legal, accounting, management and engineering expenses.

Construction Contract Requirements.  The Developer agrees that any construction contract for all or any portion of the Improvements shall require the contractor to provide a warranty from the date of initial acceptance of the completed Improvements and a security mechanism to secure the warranty approved by the CAB or as required by the applicable government entity to which the Improvements shall be dedicated.

Verification of Costs.  The Developer agrees that prior to requesting that the CAB acquire any Improvements pursuant to this Agreement, the Developer shall obtain a certification of an independent engineer retained by the CAB that the Construction Related Expenses are reasonable and comparable for similar projects as constructed in the local community, and verification from the CAB’s accountant that the Construction Related Expenses are reimbursable (“Verified Costs”) based on the copies of the invoices, bills, and requests for payment provided to the CAB pursuant to Section 3.5 herein.  The Developer shall provide the CAB with written evidence of the date that payment was made by the Developer for all Verified Costs.  The Developer shall advance to the CAB funds necessary to pay the costs incurred by the CAB for such review and cost verification, including legal, accounting, management and engineering expenses.

Periodic Reports.  If the CAB so requests, Developer will provide periodic reports on the status of completion of the Improvements and/or accounting of Construction Related Expenses.

Acquisition of the Improvements.   The CAB shall acquire the Improvements after preliminary acceptance from the appropriate accepting jurisdiction and prior to final acceptance upon receipt, review and approval by the CAB’s accountant and engineer, as applicable, of the following:

(a)As-built drawings for the Improvements to be conveyed by the Developer;
(b)Lien waivers and indemnifications from each contractor verifying that all amounts due to contractors, subcontractors, material providers, or suppliers have been paid in full, in a form acceptable to the CAB;
(c)An assignment from the Developer to the CAB of any warranties associated with the Improvements, in a form acceptable to the CAB;
(d)Copies of all contracts, pay requests, change orders, invoices, the final AIA payment form (or similar form approved by the CAB), canceled checks, and any other requested documentation to verify the amount requested;
(e)An executed Bill of Sale conveying the Improvements to the CAB, substantially in a form of Exhibit A attached hereto; and
(f)Such other documentation, records and verifications as may reasonably be required by the CAB.

ARTICLE IV
REIMBURSEMENT OF DEVELOPER

Reimbursement of Developer.  Subject to the receipt of funding pursuant to Section 4.3 herein and all other applicable provisions hereof, the CAB agrees to make payment to the Developer for all Developer Advances and/or Verified Costs, together with interest thereon.  The Developer acknowledges the one or more of the Districts may elect to be inactive in any one or more of the years this Agreement is in effect, and that as a result, the CAB may not receive revenues from such District under the CABEA.  The Developer and the CAB agree that, during the period of inactivity by such a District: the CAB shall notify the Developer in the event the CAB cannot meet its financial obligations under this Agreement; the CAB shall have no financial obligations outstanding or contracts in effect that require performance by the inactive District; the inactive Districts shall not impose a mill levy for tax collection; the CAB shall not anticipate any receipt of revenue from inactive Districts and shall have no planned expenditures, except for statutory compliance, in said fiscal year(s); the inactive District shall have no operation or maintenance responsibility for any facilities; and the inactive District shall file an initial notice of inactive status pursuant to Section 32-1-104, C.R.S., and each year thereafter that the District continues to be inactive, the inactive District shall file a notice of inactive status pursuant to Section 32-1-104(4), C.R.S.  By acceptance of this Agreement, Developer agrees that during any period of District inactivity that prevents the CAB from meeting its obligations under this Agreement, the CAB shall have no obligations, including no obligations to make reimbursements, under this Agreement and shall not be required to take any other actions hereunder.

Interest and Payment Priority.  Simple interest shall accrue on Organization Expenses and Construction Related Expenses at the rate of six percent (6%) per annum until paid.  For Organization Expenses, simple interest shall accrue from the CAB Formation Date.  For Construction Related Expenses, simple interest shall accrue as follows:

(a)On each Developer Advance, from the date of deposit into the CAB’s account.
(b)On Verified Costs for amounts expended by the Developer for Construction Related Expenses incurred prior to the CAB Formation Date, from the CAB Formation Date.
(c)On Verified Costs for amounts expended by the Developer for Improvements constructed after the CAB Formation Date, from the date Verified Costs were incurred by the Developer.

The Parties agree that payments by the CAB to the Developer shall credit as follows: (a) first to the District No. 5 FFAA Receivables; and then (b) first to the accrued and unpaid interest and then to the principal amount due under the Previous CAB Capital Funding Agreements; and then (c) first to the accrued and unpaid interest and then to the principal amount due pursuant to this Agreement.

Funding Requirement.  The Parties agree that no payment shall be required of the CAB hereunder unless and until the CAB or one of the Districts issues bonds in an amount sufficient to reimburse the Developer for all or a portion of the Organization Expenses, Developer Advances and/or Verified Costs.  The CAB agrees to exercise reasonable efforts to issue bonds to reimburse the Developer subject to the limitations herein.  In addition, the CAB agrees to utilize any available moneys not otherwise pledged to payment of bonds, used for operation and maintenance expenses, or otherwise encumbered, to reimburse the Developer.  It is hereby agreed and acknowledged that this Agreement evidences an intent to reimburse the Developer hereunder, but that this Agreement shall not constitute a debt or indebtedness of the CAB within the meaning of any constitutional or statutory provision, nor shall it constitute a multiple fiscal year financial obligation, and the making of any reimbursement hereunder shall be at all times subject to annual appropriation by the CAB.  By acceptance of this Agreement, Developer agrees and consents to all of the limitations in respect of the payment of the principal and interest due hereunder and in the Districts’ Service Plans and in the CABEA.

ARTICLE V
GENERAL PROVISIONS

Representations.  Developer hereby represents and warrants to and for the benefit of the CAB as follows:

(a)The Developer is a Delaware corporation in good standing under the law of the State of Delaware.
(b)Developer has the full power and legal authority to enter into this Agreement.  Neither the execution and delivery of this Agreement nor the compliance by the Developer with any of its terms, covenants or conditions is or shall become a default under any other agreement or contract to which Developer is a party or by which Developer is or may be bound.  Developer has taken or performed all requisite acts or actions which may be required by its organizational or operational documents to confirm its authority to execute, deliver and perform each of its obligations under this Agreement.
(c)Developer represents that it has sufficient available funds to fulfill its obligations under this Agreement.
(d)The foregoing representations and warranties are made as of the date hereof and shall be deemed continually made by Developer to CAB for the entire term of this Agreement.

Term; Repose.  Notwithstanding anything set forth in this Agreement to the contrary, the District shall not be obligated to make any payments to the Developer for Organization Expenses, Construction Related Expenses and/or Verified Costs incurred by the Developer, but not invoiced (as evidenced by the delivery of the documents described in Article 3 above) to the District within five (5) years of the date incurred.  In the event the CAB has not paid or reimbursed the Developer for any Organization Expenses, Construction Related Expenses and/or Verified Costs by December 31, 2058, whether invoiced or not invoiced by such date, any amount of principal and accrued interest outstanding on such date shall be deemed to be forever discharged and satisfied in full.

Termination of Reimbursement Obligations.  Notwithstanding any provision herein to the contrary, the CAB’s obligations to reimburse the Developer for any and all funds advanced or otherwise payable to the Developer under and pursuant to this Agreement (whether the Developer has already advanced or otherwise paid such funds or intends to make such advances or payments in the future) shall terminate automatically and be of no further force or effect upon the occurrence of (a) the Developer’s voluntary dissolution, liquidation, winding up, or cessation to carry on business activities as a going concern; (b) administrative dissolution (or other legal process not initiated by the Developer dissolving the Developer as a legal entity) that is not remedied or cured within sixty (60) days of the effective date of such dissolution or other process; or (c) the initiation of bankruptcy, receivership or similar process or actions with regard to the Developer (whether voluntary or involuntary).  The termination of the CAB’s reimbursement obligations as set forth in this section shall be absolute and binding upon the Developer, its successors and assigns.  The Developer, by its execution of this Agreement, waives and releases any and all claims and rights, whether existing now or in the future, against the CAB relating to or arising out of the CAB’s reimbursement obligations under this Agreement in the event that any of the occurrences described in this section occur.

Certification of Compliance with Illegal Alien Statute.  By its execution hereof, the Developer confirms and ratifies all of the certifications, statements, representations and warranties set forth in Exhibit B attached hereto and made a part hereof by this reference.

Notices.  All notices, demands, requests or other communications to be sent by one party to the other hereunder or required by law shall be in writing and shall be deemed to have been validly given or served by delivery of same in person to the addressee or by courier delivery via FedEx or other nationally recognized overnight air courier service, by electronically-confirmed email transmission, or by depositing same in the United States mail, postage prepaid, addressed as follows:

To CAB:	Sky Ranch Community Authority Board 141 Union Blvd., Suite 150 Lakewood, CO 80228 Attention: Lisa Johnson Phone: 303-987-0835 Email: ljohnson@sdmsi.com

With a copy to:	McGeady Becher P.C. 450 E. 17th Avenue, Suite 400 Denver, CO 80203-1254 Attention: MaryAnn M. McGeady Phone: 303-592-4380 Email: mmcgeady@specialdistrictlaw.com

To Developer:	Pure Cycle Corporation 34501 E. Quincy Ave., Bldg. 34, Box 10 Watkins, CO 80137 Attention: Mark Harding Phone:(303) 292-3456 Email: mharding@purecyclewater.com

With a copy to:	Davis Graham & Stubbs LLP 1550 17th Street, Suite 500 Denver, CO 80202 Attn: Wanda J. Abel Telephone: 303-892-9400 Email: Wanda.Abel@dgslaw.com

All notices, demands, requests or other communications shall be effective upon such personal delivery, one (1) business day after being deposited with United Parcel Service or other nationally recognized overnight air courier service, on the date of transmission if sent by electronically-confirmed facsimile or email transmission, or three (3) business days after deposit in the United States mail.  By giving the other party hereto at least ten (10) days written notice thereof in accordance with the provisions hereof, each of the Parties shall have the right from time to time to change its address or contact information.

Assignment.  The Developer shall not assign any of its rights or delegate any of its duties hereunder to any person or entity.  Any purported assignment or delegation in violation of the provisions hereof shall be void and ineffectual.

Parties Interested Herein.  Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon, or to give to, any person other than the CAB and the Developer any right, remedy, or claim under or by reason of this Agreement or any covenants, terms, conditions, or provisions thereof, and all the covenants, terms, conditions, and provisions in this Agreement by and on behalf of the CAB and the Developer shall be for the sole and exclusive benefit of the CAB and the Developer.

Default/Remedies.  In the event of a breach or default of this Agreement by either Party, the non-defaulting Party shall be entitled to exercise all remedies available at law or in equity.  In the event of any litigation, arbitration or other proceeding to enforce the terms, covenants or conditions hereof, the prevailing Party in such proceeding shall obtain as part of its judgment or award its reasonable attorneys’ fees.

Governing Law and Jurisdiction.  This Agreement shall be governed and construed under the laws of the State of Colorado.  Venue for any legal action relating to this Agreement shall be exclusive to the District Court in and for the County of Arapahoe, Colorado.

Inurement.  Each of the terms, covenants and conditions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns.

Integration.  This Agreement constitutes the entire agreement between the Parties with respect to the matters addressed herein.  All prior discussions and negotiations regarding the subject matter hereof are merged herein.

Severability.  If any covenant, term, condition, or provision under this Agreement shall, for any reason, be held to be invalid or unenforceable, the invalidity or unenforceability of such covenant, term, condition, or provision shall not affect any other provision contained herein, the intention being that such provisions are severable.

Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which shall constitute one and the same document.

Paragraph Headings.  Paragraph headings are inserted for convenience of reference only.

Amendment.  This Agreement may be amended from time to time by agreement between the Parties hereto; provided, however, that no amendment, modification, or alteration of the terms or provisions hereof shall be binding upon the CAB or the Developer unless the same is in writing and duly executed by the Parties hereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Facilities Funding and Acquisition Agreement as of the day and year first set forth above.

SKY RANCH COMMUNITY AUTHORITY BOARD, a political subdivision and public corporation of the State of Colorado formed pursuant to Section 29-1-203.5, C.R.S.

By:	/s/ Mark W. Harding
Mark Harding, President

Attest:

/s/ Scott E. Lehman
Scott E. Lehman, Secretary

PURE CYCLE CORPORATION, a Delaware corporation

By:	/s/ Mark W. Harding
Name:	Mark W. Harding
Its:	President

EXHIBIT A

Bill of Sale

KNOW ALL BY THESE PRESENTS that , a (“Grantor”), for and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt of which is hereby acknowledged, has bargained and sold, and by these presents does grant and convey unto , a , whose address is (the “CAB”), its successors and assigns, all of Grantor’s right, title and interest in and to the facilities, personal property and the improvements shown on Exhibit I attached hereto and incorporated herein by this reference (“Improvements”), excluding therefrom those Improvements previously conveyed to other jurisdictions for perpetual ownership.

TO HAVE AND TO HOLD the same unto the CAB, its successors and assigns forever; and Grantor, its successors and assigns, shall warrant and defend the sale of said Improvements made unto the CAB, its successors and assigns, against all and every person or persons whomsoever, and warrants that (i) the conveyance of the Improvements to the CAB, its successors and assigns, is made free from any claim or demand whatsoever; and (ii) the Improvements were constructed and installed in accordance with plans and specifications reviewed and approved by the CAB and all applicable Rules and Regulations of the CAB.

IN WITNESS WHEREOF, Grantor executes this Bill of Sale this day of , 20.

[SIGNATURE PAGE FOLLOWS]

[SIGNATURE PAGE TO BILL OF SALE]

GRANTOR:
, a

By:
Its:

STATE OF COLORADO	)
	)	ss.
COUNTY OF	)

The foregoing instrument was acknowledged before me this day of , 20, by , as of [and by as of ].

Witness my hand and official seal.

My commission expires:

Notary Public

Exhibit i

[Improvements]

Project Description	Estimated Cost

EXHIBIT B

Certification of Developer

1.Pursuant to the requirements of Section 8-17.5–102(1), C.R.S., the Developer hereby certifies to the CAB that the Developer does not knowingly employ or contract with an illegal alien who will perform work under the Agreement and that it will participate in the E-Verify Program or Department Program (as defined in Sections 8-17.5-101(3.3) and (3.7), C.R.S.) in order to confirm the employment eligibility of all employees of the Developer who are newly hired to perform work under the Agreement.
2.In accordance with Section 8-17.5-102(2)(a), C.R.S., the Developer shall not:
(a)Knowingly employ or contract with an illegal alien to perform work under the Agreement; or
(b)Enter into a contract with a subcontractor that fails to certify to the Developer that the subcontractor shall not knowingly employ or contract with an illegal alien to perform work under the Agreement.
3.The Developer represents and warrants it has confirmed the employment eligibility of all employees who are newly hired for employment to perform work under the Agreement through participation in either the E-Verify Program or the Department Program.
4.The Developer is prohibited from using either the E-Verify Program or the Department Program procedures to undertake pre-employment screening of job applicants while the Agreement is in effect.
5.If the Developer obtains actual knowledge that a subcontractor performing work under the Agreement knowingly employs or contracts with an illegal alien, the Developer shall:
(a)Notify the subcontractor and the CAB within three (3) days that the Developer has actual knowledge that the subcontractor is employing or contracting with an illegal alien; and
(b)Terminate the subcontract with the subcontractor if within three (3) days of receiving the notice the subcontractor does not stop employing or contracting with the illegal alien; except that the Developer shall not terminate the contract with the subcontractor if during such three (3) days the subcontractor provides information to establish that the subcontractor has not knowingly employed or contracted with an illegal alien.
6.The Developer shall comply with any reasonable request by the Colorado Department of Labor and Employment (“Department”) made in the course of an investigation that the Department is undertaking, pursuant to the law.
7.If the Developer violates any provision of Section 8-17.5–102(1), C.R.S., the CAB may terminate the Agreement immediately and the Developer shall be liable to the CAB for actual and consequential damages of the CAB resulting from such termination, and the CAB shall report such violation by the Developer to the Colorado Secretary of State, as required by law.